Exhibit 10.17

RESTRICTED SHARE UNIT AWARD AGREEMENT

TO:	GEOFF GOSLING, a resident of Calgary in the Province of Alberta (the “Participant”), in his capacity as an employee of the Corporation

FROM:	DIRTT ENVIRONMENTAL SOLUTIONS LTD., a body corporate amalgamated under the laws of the Province of Alberta (the “Corporation”)

DATE:	May 30, 2019

1.	Purpose. The purpose of this Award Agreement is:

(a)

to provide a financial incentive for the Participant to devote his best efforts to the long-term success of the Corporation, and to align such incentive with the interests of the shareholders of the Corporation; and

(b)	to encourage retention of employees of the Corporation by ensuring that the Participant’s total compensation, including salary, bonus and other compensation is at competitive levels.

2.	Definitions. In this Award Agreement, the following terms have the following meanings:

(a)

“Beneficiary” means, subject to applicable law, an individual who has been designated by the Participant, in such form and manner as the Board (as defined below) or Committee (as defined below), as the case may be, may determine, to receive benefits payable under this Award Agreement upon the death of the Participant, or, where no such designation is validly in effect at the time of death, or where the designated individual does not survive the Participant, the Participant’s legal representative;

(b)	“Board” means the board of directors of the Corporation as constituted from time to time;

(c)	“Just Cause” has the meaning set out in section 1(m) of the Employment Agreement;

(d)

“Cessation Date” means the last day of active employment of the Participant with the Corporation or an affiliate, as the case may be, regardless of the reason for the termination of employment or whether it was lawful, and does not include any period of statutory, contractual or reasonable notice of termination of employment or any period of salary continuance or deemed employment. A transfer of employment or services between the Corporation and an affiliate or between affiliates of the Corporation shall not be considered an interruption or termination of the employment of the Participant for any purpose of this Award Agreement;

(e)

“Committee” means the Human Resources and Compensation Committee of the Board, or such other persons as are designated by the Board; provided, however, that if no Human Resources and Compensation Committee is in existence at any particular time and the Board has not appointed another committee of the Board to administer this Award Agreement, all references in this Award Agreement to “Committee” shall at such time be in reference to the Board;

(f)	“Employment Agreement” means the Executive Employment Agreement between the Participant and the Corporation, dated October 21, 2013.

(g)

“Fair Market Value” means (i) the volume weighted average price of Shares on the Toronto Stock Exchange for the five (5) trading days on which the Shares were trading occurring immediately prior to the applicable date; or (ii) if the Shares are listed on more than one stock exchange, the volume weighted average price of a Share for the five trading days on which the Shares were trading on the stock exchange with the higher average trading volume over the twenty (20) trading days immediately prior to the applicable date; or (iii) if the Shares are not then traded on any stock exchange, means the fair market value per Share as determined by the Committee of the Board in its discretion;

(h)	“Non-Competition Provision” has the meaning set out in Section 8(a);

(i)

“Payout” means with respect to each RSU which becomes vested, a lump sum cash payment equal to the Fair Market Value of a Share determined at the Vesting Date or such other date specified in this Award Agreement (less any applicable withholding taxes);

(j)

“RSU” means a restricted share unit credited by means of a bookkeeping entry on the books of the Corporation in favor of the Participant which represents a future conditional right of the Participant to receive a Payout for each RSU which vests pursuant to the terms of this Award Agreement at the time, in the manner and subject to the terms set forth in this Award Agreement;

(k)	“Settlement Date” has the meaning set out in Section 6;

(l)

“Shares” means common shares in the Corporation and any other shares that may be added thereto or substituted therefore as a result of amendments to the articles of the Corporation, reorganization or otherwise, including any rights that form a part of the common shares or substituted shares; and

(m)	“Vesting Date” means January 15, 2020.

3.	Construction and Interpretation.

(a)	In this Award Agreement, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require.

(b)

The headings of all articles, sections and paragraphs in this Award Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Award Agreement. References to “Section” or “Paragraph” means a section or paragraph contained in this Award Agreement unless expressly stated otherwise.

(c)

In this Award Agreement, “including” and “includes” mean including or includes, as the case may be, without limitation. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this Award Agreement as a whole and not to any particular article, section, paragraph or other part of this Award Agreement.

(d)

Whenever the Board or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Award Agreement, the term “discretion” means the sole and absolute discretion of the Board, the Committee or sub-delegate of the Committee, as the case may be.

4.	Grant of RSUs and Vesting Conditions. The Corporation hereby grants to the Participant, subject to the terms and conditions set forth in this Award Agreement, the following number of RSUs:

RSUs

Grant Date	May 30, 2019

Number of RSUs Granted	25,000

Vesting Date	100% of RSUs: January 15, 2020.

The RSUs granted hereunder are granted as a bonus for the services of the Participant rendered in 2019 and are in addition to, and not in substitution for or in lieu of, ordinary employment income of the Participant.

5.

Dividend-Equivalent RSUs. On any payment date for dividends (other than stock dividends) paid on Shares, the Participant shall be credited with dividend-equivalents in respect of RSUs credited to the Participant’s account as of the record date for payment of dividends. Such dividend equivalents shall be expressed as additional RSUs (including fractional RSUs) based on the Fair Market Value as of the date on which the dividends on the Shares are paid, and shall be subject to the same vesting and payout conditions as the underlying RSUs in respect of which they were credited.

6.

Payout and Settlement. Subject to Section 7, the Participant shall have the right to receive a Payout in respect of the RSUs on the Vesting Date. Upon the Vesting Date, or as soon as practicable thereafter, the RSUs will be redeemed (such day being the “Settlement Date”). On the Settlement Date, the Corporation shall pay to the Participant (or, if deceased, his Beneficiary) the amount of the Payout for such RSUs (less applicable withholdings).

For greater certainty, all amounts in respect of the RSUs shall be paid no later than December 15, 2022.

7.

Termination of Relationship as Employee. Unless otherwise determined by the Board or unless otherwise expressly set forth in this Award Agreement, the following provisions shall apply in the event that the Participant ceases to be an employee of the Corporation:

(a)

Termination of Employment. In the event the Participant’s employment terminates for any reason other than a termination with Just Cause, the Participant’s unvested RSUs shall vest immediately prior to the Participant’s Cessation Date

(b)

Termination with Just Cause. In the event the Participant’s employment is terminated by the Corporation with Just Cause, all RSUs shall be immediately forfeited and cancelled effective on the Cessation Date.

8.	Non-Competition.

(a)

The Participant acknowledges and agrees that as a condition to receiving the treatment set forth in Section 7(a), the Participant shall adhere to the non-competition provision as set out in section 12 of the Employment Agreement (the “Non-Competition Provision”).

(b)

If the Participant breaches the Non-Competition Provision, the Participant shall immediately forfeit all unvested RSUs or repay to the Corporation any Payout in respect of RSUs. The Participant acknowledges and agrees that the Corporation may set-off amounts otherwise payable by the Corporation to the Participant against the amount of any Payout if the Participant breaches the Non-Competition Provision.

9.

No Shareholder Rights. Under no circumstances shall RSUs be considered Shares of the Corporation, nor shall they entitle the Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, including, without limitation, voting rights, dividend rights or rights on liquidation, nor shall the Participant be considered the owner of Shares by virtue of the award of RSUs.

10.	Effect of Certain Changes.

In the event:

(a)	of any change in the Shares through subdivision, split, consolidation, reclassification, amalgamation, merger or otherwise; or

(b)	that, as a result of any recapitalization, merger, consolidation or other transaction, the Shares are converted into or exchangeable for any other securities,

or any other similar changes affecting the Shares, then, in any such case, the Board may make such adjustments to this Award Agreement as may be appropriate in the circumstances to prevent dilution or enlargement of the rights granted to the Participant hereunder.

11.

General Conditions of Payout. Upon receipt of a Payout pursuant to this Award Agreement, the entitlement of the Participant to receive any and all amounts in respect of the vested RSUs to which such Payout relates shall be fully discharged and satisfied and all such vested RSUs shall thereupon be cancelled. No interest shall accrue to, or be credited to, the Participant on any amount payable under this Award Agreement.

12.

Withholding Taxes. It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s award under this Award Agreement. Neither the Corporation or any of its affiliates shall be held responsible for any tax consequences to the Participant as a result of the Eligible Participant’s award under this Award Agreement. The Corporation or the affiliate of the Corporation, as applicable, shall have the right to withhold from the Payout such amount as is necessary to ensure that the Corporation or an affiliate will be able to comply with the applicable provisions of any federal, state, provincial or other law relating to the withholding of tax or other required deductions.

13.

No Right of Continued Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Corporation or any of its affiliates or affect in any way the right of the Corporation or any of its affiliates to terminate his employment at any time; nor shall anything in this Award Agreement be deemed or construed to constitute an agreement, or any expression of intent, on the part of the Corporation or any of its affiliates to extend the employment of the Participant beyond the time that he would normally retire pursuant to the provisions of any present or future retirement plan of the Corporation or any of its affiliates, or beyond the time at which he would otherwise retire pursuant to the provisions of any employment agreement with the Corporation or any of its affiliates.

14.

No Right of Transfer. Except as otherwise provided in this Award Agreement, no assignment, sale, transfer, pledge, or charge of a RSU, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such RSU whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such RSU shall terminate and be of no further force or effect.

15.

Compliance with Legal Requirements. The Corporation shall not be obliged to settle any RSUs if such settlement would violate any law or regulation or any rule of any government authority or stock exchange.

16.

Other Employee Benefits. The amount of any compensation deemed to be received by the Participant as a result of the redemption of any vested RSU will not constitute compensation with respect to which any other employee benefits of the Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Board.

17.	Currency. All payments and benefits under this Award Agreement shall be determined and be payable in the lawful currency of Canada.

18.	Expenses. All expenses in connection with this Award Agreement shall be borne by the Corporation.

19.	Governing Law. This Award Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of Alberta.

20.

Severability. If any provision of this Award Agreement or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision of this Award Agreement.

21.

Entire Agreement. This Award Agreement and the Employment Agreement constitute the whole and entire agreement between the parties in connection with the subject matter hereof, and cancels and supersedes any prior agreements, undertakings, declarations, commitments or representations, whether written or oral, in respect thereof, and there are no express or implied terms, conditions, agreements, undertakings, declarations, commitments, representations or warranties or other duties whatsoever between the parties not expressly provided for in this Award Agreement. To the extent there is an inconsistency between this Award Agreement and the Employment Agreement in connection with the subject matter hereof, this Award Agreement shall govern.

[Signature Page to the Award Agreement Follows]

IN WITNESS WHEREOF the parties hereto have executed and delivered this Award Agreement as of the date first above written.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

By:	/s/ Joseph Zirkman
Name: Joseph Zirkman
Title: V.P. – General Counsel

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this Award Agreement or acquire any RSUs by expectation of employment or continued employment with the Corporation or any of its affiliates.

SIGNED AND DELIVERED	)
In the presence of:	)
)
)
/s/ Nandini Somayaji	)	/s/ Geoff Gosling
Witness	)	GEOFF GOSLING